Exhibit 99.1

   Microvision Reports Record First Quarter Revenue of $4.0 Million

    BOTHELL, Wash.--(BUSINESS WIRE)--May 5, 2005--

    Q1 revenue up 20% over prior quarter and 50% (Microvision only) over Q1 2004. Company targets sequential growth of 20 to 25% for Q2 driven by record product sales and strong contract revenue

    Microvision, Inc. (Nasdaq:MVIS), a leader in light scanning technologies, today reported financial results for the first quarter 2005. Revenue for the three months ended March 31, 2005 was $4.0 million compared to $2.7 million (Microvision only) for the same period in 2004 (consolidated revenue for first quarter 2004 was $3.0 million, which included $316,000 of revenue attributable to Lumera). The company had previously indicated that it expected first quarter revenue of $4.2 million. First quarter revenue was impacted by moderately lower than expected product sales and approximately $100,000 related to a delay in a contract award.
    The company indicated that it is targeting second quarter revenue to be $4.8 million to $5.0 million, a 20 to 25% increase over the first quarter and a record quarter for revenue. The company is targeting record product revenue in the second quarter and continued strong contract revenue.
    Contract revenue was $3.4 million for first quarter 2005 compared to $2.0 million (Microvision only) for the same period last year. In the first quarter the company announced new contract bookings of more than $7.6 million including it largest development contract ever, a $6.6 million contract with Ethicon Endo Surgery, a subsidiary of Johnson & Johnson. Product revenue for first quarter 2005 was $600,000 compared to $675,000 last year. Product revenue in the first quarter 2005 was comprised of $208,000 from sales of the Nomad system and $392,000 from sales of the Flic bar code scanner.
    As of March 31, 2005 backlog totaled $5.0 million of which $4.7 million was for development contracts and $302,000 was for the Nomad System and Flic scanner. Earlier today the company announced that it was awarded a $1.2 million contract by General Dynamics C4 Systems to supply 165 ND2500 Nomad systems for the U.S. Army's Mounted Warrior Soldier System.
    The company reported a consolidated net loss available for common shareholders of $7.2 million or $0.33 per share for first quarter 2005 compared to $6.7 million or $0.31 per share in the same period in 2004. First quarter 2005 net loss includes inventory writeoffs of $443,000 or $.02 per share related to Nomad and the Flic scanner. The inventory write-offs are associated with product design improvements and cost reduction initiatives. The first quarter net loss also includes $622,000 or $.03 per share in noncash expenses relating to the company's $10 million preferred stock, $10 million convertible exchangeable notes and embedded derivative features. The net loss attributable to the Lumera investment was $944,000 or $.04 per share and $299,000 or $.01 per share for the first quarter of 2005 and 2004, respectively.
    The company ended the quarter with $6.3 million in cash, cash equivalents and investment securities. Microvision's cash used for operations in first quarter 2005 was $5.0 million compared to $7.5 million for the same period last year. Cash used for operations in first quarter 2005 included a change in accounts receivable of $3.2 million.

    Gross Margin

    Contract margins were 46% in first quarter 2005 compared to 48% for the same period in 2004. Product margins were negative in first quarter 2005 primarily due to inventory writeoffs and the move to full absorption of manufacturing overhead for the Nomad system. As the company reported in March, prior to October 2004, the company classified production cost in excess of revenue on the Nomad system as research and development expense. The company expects product margins to improve from the combined effect of increased volume and cost reductions.

    Operating Expense

    Operating expenses were $6.6 million in first quarter 2005 compared to $9.9 million for the same period last year. Last year's operating expenses included $2.4 million related to Lumera. The change to full absorption of manufacturing overhead resulted in approximately an $800,000 reduction in operating expense in first quarter 2005.
    "We had a record first quarter and are targeting a record second quarter and first half," said Microvision CEO Rick Rutkowski. "Our contract business is solidly on track. With the recent order for 165 Nomad ND2500 systems from General Dynamics, our existing product backlog and the current sales pipeline for both the Nomad System and Flic scanner, we expect to ramp product revenue to record levels in the second quarter. We also expect to book significant additional military and commercial development contracts during this quarter and next.
    "We recently teamed with General Dynamics C4 Systems to pursue the Army's Mounted Warrior program, and have been awarded a $1.2 million contract to supply 165 Nomad ND 2500 Systems for use in Stryker vehicles. The Nomad systems are expected to be installed into an in-theater Stryker Brigade for operational feedback. We are also anticipating the award of an additional development contract to further enhance and refine this product toward the goal of formal qualification by the Army.
    "We continue to develop great potential in the military market for use of the Nomad 2500, as well as the Nomad 2100 and related products, for both combat related applications and vehicle maintenance. We have several significant opportunities in the pipeline.
    "Channel development for commercial sales of the Nomad 2100 Expert Technician system in automotive maintenance continues to be a primary focus in support of ramping product revenue. We are working toward finalizing a significant distribution agreement and one or more co-marketing agreements in the automotive service segment for the Nomad 2100 System.
    "We are delighted to be among the 25 industry partners that Microsoft has identified to work with in its recently announced Peak Performance Initiative, an effort to encourage technological innovation in the four core areas in the automotive industry. The program will involve continued publication of case studies and other marketing activities that should help promote Nomad success stories to both automotive OEMs and major dealership groups.
    "We are also making important inroads in factory automation and plant maintenance applications. The Nomad is currently in trial and evaluation phase with several of the world's leading manufacturing companies as a maintenance solution and as a process control and inventory management tool. Early feedback suggests that the Nomad System is delivering compelling results against target metrics.
    "We are pursuing a number of new OEM and reseller channel opportunities for the Flic scanner. During the past quarter we announced a solution that connects the Flic Cordless scanner to a Blackberry device. Flic has established compatibility with a growing range of mobile data devices for field force applications including asset tracking and inventory management. We have made progress in developing channels for mobile solutions providers, retail office supplies, healthcare, and a variety of web-based ASP applications. We believe that these represent large market opportunities and we continue to believe that we will begin seeing accelerating growth in Flic revenue in the second half of this year.
    "Our development of the Virtual Cockpit display has recently resulted in the delivery to the Army's Air Warrior program office, of a very high performance full-color helmet mounted display with a rack-mountable control unit.
    "We continue to achieve milestones under development contracts sponsored by world leading companies in the medical, automotive, printing, and consumer electronics domain, and to make significant and measurable progress towards commercialization of several compelling OEM products to address large markets with exciting growth prospects.
    "During the quarter we made highly successful deliveries of Head-Up Display prototypes to VW Audi and to a major Tier 1 sponsor of our development efforts, and we expect additional development contracts in support of Automotive HUD development through the balance of this year. We continue to make excellent progress on our development program contracted by Johnson and Johnson's Ethicon Endo Surgery division.
    "Our ongoing work on display solutions for high-volume consumer electronics applications including digital cameras, portable media devices and electronic gaming systems, has led us to a new proprietary systems design that we believe will uniquely enable a very high quality cinema-like viewing experience in a compact, affordable package. We believe that this is potentially a major breakthrough and our announcement has already generated considerable interest from consumer electronics companies.
    "We are excited to be teamed with General Dynamics and Microsoft to support new efforts, and are looking forward to reporting on new channel partners for both the Nomad 2100 and the Flic Personal Barcode scanner as well as ongoing developments in defense related activities. Our work with Ethicon, VW / Audi and other global leaders in the areas of automotive supply and manufacturing, consumer electronics, laser printing and gaming devices is resulting in steady progress toward new products that can result in exciting revenue opportunities to drive future growth."

    Conference Call

    Microvision will host a conference call to discuss its first quarter of 2005 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing 800-901-5231 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial 617-786-2961. The conference passcode number is 92093219. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com. A telephone replay of the call will be available through 6:30 p.m. ET May 12, 2005 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The passcode is 67203841. Also, a replay of the conference call will be available on the company's Web site.

    About Microvision: www.microvision.com

    Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company's proprietary silicon micro-mirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits and future operations, as well as statements containing words like "believes," "estimate," "expects," "anticipates," "target," "plans,"
"will," "could" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; risks related to Lumera's business and the market for its equity, market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.


                           Microvision, Inc.

                      Consolidated Balance Sheet
                            (In thousands)
                              (Unaudited)


                                            March 31,    December 31,
                                              2005          2004
                                          -------------  ------------
Assets
Current Assets
   Cash and cash equivalents             $       5,025  $      1,268
   Investment securities, available-for-
    sale                                         1,241             -
   Accounts receivable, net of
    allowances                                   2,004         5,227
   Costs and estimated earnings in
    excess of billings on uncompleted
    contracts                                      526           597
   Inventory                                     3,643         3,167
   Other current assets                          1,302         1,293
                                          -------------  ------------
      Total current assets                      13,741        11,552

Investment in Lumera                             9,257        10,201
Property and equipment, net                      1,915         2,318
Restricted investments                           1,101         1,238
Other assets                                       324           229
                                          -------------  ------------
     Total assets                        $      26,338  $     25,538
                                          =============  ============


Liabilities, Mandatorily Redeemable
 Convertible Preferred Stock and
 Shareholders' Equity
Current Liabilities
   Accounts payable                      $       1,793  $      2,624
   Accrued liabilities                           4,376         4,538
   Allowance for estimated contract
    losses                                          53            53
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts                                    1,592         3,318
   Liability associated with common
    stock warrants                               1,641             -
   Current portion of notes payable              2,281             -
   Current portion of capital lease
    obligations                                     28            39
   Current portion of long-term debt                79            77
                                          -------------  ------------
        Total current liabilities               11,843        10,649

Notes payable, net of current portion            3,258             -
Liability associated with embedded
 derivative feature                              3,249             -
Capital lease obligations, net of
 current portion                                     8             9
Long-term debt, net of current portion               1            22
Deferred rent, net of current portion                -            21
                                          -------------  ------------
        Total liabilities                       18,359        10,701
                                          -------------  ------------

Commitments and contingencies                        -             -

Mandatorily redeemable convertible
 preferred stock                                 7,840         7,647
                                          -------------  ------------

Shareholders' Equity
    Common stock at par value                       21            22
    Additional paid-in capital                 196,482       196,929
    Deferred compensation                         (174)         (305)
    Subscriptions receivable from
     related parties                                 -          (166)
    Receivables from related parties,
     net                                        (1,823)       (1,823)
    Accumulated deficit                       (194,367)     (187,467)
                                          -------------  ------------
      Total shareholders' equity                   139         7,190
                                          -------------  ------------
      Total liabilities, mandatorily
       redeemable convertible preferred
       stock and shareholders' equity    $      26,338  $     25,538
                                          =============  ============


                           Microvision, Inc.

                 Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                             (Unaudited)

                                                    Three months ended
                                                         March 31,
                                                    ------------------
                                                       2005     2004
                                                     -------  -------
Contract revenue                                    $ 3,382  $ 2,299
Product revenue                                         600      675
                                                     -------  -------
       Total revenue                                  3,982    2,974
                                                     -------  -------

Cost of contract revenue                              1,828    1,205
Cost of product revenue                               1,150      665
                                                     -------  -------
       Total cost of revenue                          2,978    1,870
                                                     -------  -------

   Gross margin                                       1,004    1,104
                                                     -------  -------

Research and development expense                      1,884    4,619
Sales, marketing, general and administrative
 expense                                              4,535    4,573
Non-cash compensation expense                           131      683
                                                     -------  -------
        Total operating expenses                      6,550    9,875
                                                     -------  -------

Loss from operations                                 (5,546)  (8,771)

Interest income                                          57      102
Interest expense                                       (191)      (8)
Loss on derivative features of notes payable           (285)       -
Other income/expense                                      9        -
                                                     -------  -------

Loss before minority interests and equity in
 losses of Lumera                                   $(5,956) $(8,677)

Minority interests in loss of consolidated
 subsidiary                                               -    1,987
Equity in losses of Lumera                             (944)       -
                                                     -------  -------

Net loss                                            $(6,900) $(6,690)

Less:  Stated dividend on mandatorily redeemable                   0
 convertible preferred stock                            (86)       -
     Accretion to par value                            (193)       -
                                                     -------  -------

Net loss available for common shareholders          $(7,179) $(6,690)
                                                     =======  =======

Net loss per share before non-cash compensation
 expense                                            $ (0.32) $ (0.28)
Non-cash compensation expense                         (0.01)   (0.03)
                                                     -------  -------
Net loss per share - basic and diluted              $ (0.33) $ (0.31)
                                                     =======  =======

Weighted-average shares outstanding -
   basic and diluted                                 21,495   21,459
                                                     =======  =======

    CONTACT: Microvision, Inc.
             Brian Heagler, 425-415-6794 (Investors)
             Matt Nichols, 425-415-6657 (Media)